EXHIBIT 9

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to the filing date of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
8/13/2026	Buy	2,952	21.41
9/15/2026	Buy	459	20.89
9/16/2026	Buy	6,403	20.63
9/21/2026	Buy	2,034	21.03
9/22/2026	Buy	110	20.90
9/23/2026	Buy	28,464	21.02
9/24/2026	Buy	1,049	20.69
9/25/2026	Buy	834	20.74
9/28/2026	Buy	4,133	20.74
9/30/2026	Buy	1,238	20.39
10/1/2026	Buy	17,921	20.01
10/2/2026	Buy	1,573	19.75
10/5/2026	Buy	25,900	20.09